Exhibit 3.26

CERTIFICATE OF FORMATION

OF

STRIPES HOLDINGS LLC

October 19, 2005

1. The name of the limited liability company formed hereby is Stripes Holdings LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as the sole organizer of Stripes Holdings LLC as of the date first written above.

/s/ Robert W. Dickey
Robert W. Dickey Authorized Person